Exhibit 99.1

— NEWS RELEASE —
Date:	January 16, 2004
Contact:	Michael G. Carlton
President and CEO
Bruce W. Elder
Vice President
(919) 460-7770

Crescent Financial Corporation

Announces 35% Earnings Increase

For The Year 2003

CARY, N.C. – Crescent Financial Corporation (NasdaqSC: CRFN), parent company of Crescent State Bank today announced net income for the year ended December 31, 2003 of $1,655,000 reflecting an increase of 35% over net income of $1,228,000 for the year ended December 31, 2002. Diluted earnings per share for both twelve-month periods was $.61. Although net income increased over the comparative periods, earnings per share were level due to the issuance of additional shares in conjunction with the acquisition of Centennial Bank and the income tax benefit recorded during the prior year period. In 2002, the Company recognized a deferred income tax benefit generated during the years prior to achieving profitability. As a result, income tax expense for 2002 was $94,000, whereas income tax expense in 2003 was $874,000. Pre-tax net income for the twelve-month period ended December 31, 2003 was $2,528,000 or $.93 per diluted share compared to $1,322,000 or $.66 per diluted share for the prior twelve-month period. Earnings were positively impacted by continued growth in earning assets leading to a 34% increase in net interest income despite a compression of net interest margin due to the low interest rate environment. Non-interest income increased by 114% and non-interest expenses increased by 40%.

Net income for the three-month period ended December 31, 2003 was $496,000 for a 24% increase over net income of $401,000 for the three-month period ended December 31, 2002. Diluted earnings per share for both periods was $.16. Due to the recognition of the deferred tax asset, the Company recorded income tax expense of $78,000 for the prior year period compared to income tax expense of $244,000 for the current year period. Pre-tax income for the three-month period ended December 31, 2003 was $739,000 or $.24 per diluted share compared to $479,000 or $.19 per diluted share for the prior year period.

Total assets on December 31, 2003 were $274 million, reflecting a 50% increase over total assets of $182 million reported on December 31, 2002. Total net loans at December 31, 2002 increased by 72% from $124 million at December 31, 2002 to $213 million at December 31, 2003. Total deposits increased 43% from $153 million at December 31, 2002 to $219 million at December 31, 2003. Total stockholders’ equity increased by 36% to $24 million.

Mike Carlton, President and CEO stated, “We are very pleased with financial results for the year and quarter. While the 2003 earnings per share were relatively flat, the 91% increase in pre-tax earnings is very gratifying and reflects the progress made over the past year. The organization continues to post solid earnings growth and we are extremely proud of our accomplishments. The upcoming year holds great promise as we continue to make investments in expanding our branch system.”

Bruce Howell, Chairman of the Board said “Given the interest rate environment, the opening of two additional offices and the acquisition of Centennial Bank, we believe that 2003 was a very successful year for the organization.”

Crescent State Bank is headquartered in Cary, North Carolina and operates seven full-service banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines and Pinehurst, North Carolina, and one loan production office in Sanford, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Federal Deposit Insurance Corporation, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

Crescent Financial Corporation Income Statements (unaudited)

(000s omitted except for per share data)

	Three Months Ended Dec 31, 2003	Three Months Ended Dec 31, 2002	Twelve Months Ended Dec 31, 2003	Twelve Months Ended Dec 31, 2002
Interest Income	3,459	2,366	10,950	8,556
Interest Expense	1,225	850	3,749	3,189

Net interest income	2,234	1,516	7,201	5,367
Provision for loan losses	206	188	551	689

Net interest income after provision for loan losses	2,028	1,328	6,650	4,678

Non-interest income	576	249	1,645	768
Non-interest expense	1,865	1,098	5,766	4,124

Income before taxes	739	479	2,529	1,322

Income tax expense	243	78	874	94

Net income	496	401	1,655	1,228
Earnings per share:
Basic	.17	.16	.63	.63
Diluted	.16	.16	.61	.61

Weighted avg. shares o/s (a)
Basic	2,909,436	2,464,736	2,611,069	1,960,810
Diluted	3,049,061	2,534,617	2,706,454	2,017,408

(a)	2002 per share data has been adjusted to reflect the 9-for-8 stock split effected as a stock dividend paid during the second quarter of 2003.
(b)	Derived from audited financial statements.

Crescent Financial Corporation Balance Sheets

(000s omitted)

(unaudited)

	Dec 31, 2003	Dec 31, 2002	% Change
Assets
Cash and non-interest bearing deposits	6,613	9,461	(30)
Interest-earning deposits with banks	438	80	444
Federal funds sold	—	16,691	(100)
Securities available for sale	36,995	28,287	31
Federal Home Loan Bank stock	950	500	90
Loans Receivable, net of allowance	213,442	123,962	72
Accrued interest and dividends receivable	964	552	75
Premises and equipment, net	2,699	1,631	66
Other assets	11,645	841	1,285
Total Assets	273,746	182,005	50

Liabilities and Stockholders’ Equity
Liabilities
Total Deposits	218,615	153,105	43
Borrowed funds	29,002	10,000	190
Accrued interest payable	467	217	115
Accrued expenses and other liabilities	1,512	951	59
Total Liabilities	249,596	164,273	52

Stockholders’ Equity
Total Stockholders’ Equity	24,150	17,732	36

Total Liabilities and Stockholders’ Equity	273,746	182,005	50

(a)	Derived from audited financial statements.

Crescent Financial Corporation

Selected Financial Ratios

(000s omitted except per share data)

(unaudited)

	As of or for the three months ended December 31,		As of or for the twelve months ended December 31,
	2003	2002	2003	2002
Per share data: (a)
Basic earnings per share	$0.17	$0.16	$0.63	$0.63
Diluted earnings per share	0.16	0.16	0.63	0.61
Book value per share	8.26	7.19	8.26	7.19

Performance ratios:
Return on average assets	0.73%	0.92%	0.79%	0.85%
Return on average equity	8.25%	9.11%	8.25%	9.31%
Net interest margin	3.54%	3.66%	3.64%	3.87%

Asset quality:
Nonperforming loans	159	0	159	0
Nonperforming loans to total loans	0.07%	0.00%	0.07%	0.00%
Allowance for loan losses	1.52%	1.36%	1.52%	1.36%

Capital ratios:
Equity to total assets	8.82%	9.74%	8.82%	9.74%

(a)	2002 per share data has been adjusted to reflect the 9-for-8 stock split effected as a stock dividend paid during the second quarter of 2003.